Exhibit 99.2

NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO
Steve E. Tondera, Jr., CFO

HEI Announces Second Quarter Results

MINNEAPOLIS, April 18, 2003 — HEI, Inc. (Nasdaq: HEII — www.heii.com) today announced results for the second quarter of the fiscal year 2003, which ended March 1, 2003.

Net sales for the second quarter of the fiscal year 2003 were $8,144,000 as compared with $7,799,000 for the second quarter of the fiscal year 2002. The net loss for the second quarter was $1,336,000 or 21 cents per share fully diluted, compared with a net loss of $310,000 or 5 cents per share fully diluted for the same period a year ago.

The balance sheet as of March 1, 2003 includes the assets purchased and liabilities assumed from Colorado MEDtech, Inc. (now referred to as HEI’s Advanced Medical Division or AMD) as a result of a transaction that closed on January 24, 2003. The total consideration for AMD was $5.0 million, including 1,000,000 shares of HEI common stock, certain assumed liabilities and transaction costs. After transaction costs and adjustments required for purchase accounting, the value of assets purchased exceeded the value of liabilities and the stock issued by $3.2 million. This amount of excess asset value was allocated to and reduced the values of the identifiable long-lived intangible assets and fixed assets. Operating results for the quarter included AMD net sales of $2.8 million for the five weeks ended March 1, 2003.

Commenting on the financial results and future plans, HEI Chief Executive Officer and President Mack Traynor said, “The loss for the quarter was due to the persistent economic weakness in the United States and customer caution in today’s uncertain economic environment. Despite our results for the quarter, we are making steady progress in reshaping and overhauling the Company including the integration of the Advanced Medical Division in Colorado. We strongly believe that our redefined business strategy will enable HEI to emerge from this challenging economic environment in a stronger competitive position. Our new vision and business strategy will be discussed during a conference call Thursday, April 24th and we encourage you to attend.”

Traynor added, “HEI continues to take steps to reduce its costs as well as improve efficiency and financial returns, including renewed focus and attention to our sales and marketing efforts and closing the Eden Prairie executive offices”.

In its March 19, 2003 press release, the Company stated that it was seeking a permanent Chief Executive Officer and President. The Company today announced that Mack Traynor would serve as the Chief Executive Officer and President of the Company. Traynor has served on the Board of Directors of the Company since 1998. He has extensive experience leading several companies in technology related industries since 1986. For a complete description of this announcement see the Press Release dated today.

The Company will hold a conference call to discuss the Company’s operating results and business strategies on Thursday, April 24, 2003 at 4:00 p.m. Eastern Time (3:00 p.m. Central Time). This call is being web-cast and can be accessed via the HEI web site at www.heii.com. The call will be recorded and be available after the call at this same location on the web page.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets ,improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.